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                                                                [EXECUTION COPY]

                                                                     Exhibit 2.1


                              STOCK PURCHASE AGREEMENT


                                   BY AND BETWEEN


                               SPAR AEROSPACE LIMITED


                                        AND


                                    RADYNE CORP.







                                  AUGUST 28, 1998


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                                  TABLE OF CONTENTS

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ARTICLE I.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

      1.1. Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . . . 1
      1.2. Other Definitional Provisions . . . . . . . . . . . . . . . . . . . 6

ARTICLE II.  TRANSFER OF SHARES. . . . . . . . . . . . . . . . . . . . . . . . 6

      2.1. Purchase and Sale of the Shares . . . . . . . . . . . . . . . . . . 6
      2.2. Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
      2.3. Deliveries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SPAR . . . . . . . . . . . . . 7

      3.1. Organization; Standing and Authority of Spar. . . . . . . . . . . . 7
      3.2. Organization; Standing and Authority of Holdings. . . . . . . . . . 7
      3.3. Organization; Standing and Authority of the Subsidiaries. . . . . . 8
      3.4. The Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
      3.5. The Subsidiary Shares . . . . . . . . . . . . . . . . . . . . . . . 8
      3.6. Capital Stock of Holdings . . . . . . . . . . . . . . . . . . . . . 8
      3.7. Capital Stock of the Subsidiaries . . . . . . . . . . . . . . . . . 9
      3.8. Equity Interests. . . . . . . . . . . . . . . . . . . . . . . . . . 9
      3.9. No Breach or Default; Consents and Approvals. . . . . . . . . . . . 9
      3.10. Financial Statements; Undisclosed Liabilities. . . . . . . . . . .10
      3.11. Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . .10
      3.12. Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . .10
      3.13. Absence of Certain Changes or Events . . . . . . . . . . . . . . .11
      3.14. Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
      3.15. Assets Other than Real Property Interests. . . . . . . . . . . . .13
      3.16. Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . .13
      3.17. Patents, Marks, Trade Names, Copyrights and Registrations. . . . .14
      3.18. Material Contracts . . . . . . . . . . . . . . . . . . . . . . . .15
      3.19. Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
      3.20. Employee Benefit Plan. . . . . . . . . . . . . . . . . . . . . . .15
      3.21. ERISA Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . .16
      3.22. Employee and Labor Relations . . . . . . . . . . . . . . . . . . .16
      3.23. Compliance with Applicable Laws. . . . . . . . . . . . . . . . . .17
      3.24. Environmental Matters. . . . . . . . . . . . . . . . . . . . . . .17
      3.25. Minute Books and Stock Records . . . . . . . . . . . . . . . . . .17
      3.26. Warranty Work and Products Liability . . . . . . . . . . . . . . .17
      3.27. Absence of Certain Commercial Practices. . . . . . . . . . . . . .18


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      3.28. Potential Conflicts of Interest. . . . . . . . . . . . . . . . . .18
      3.29. Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . .18
      3.30. Suppliers and Customers. . . . . . . . . . . . . . . . . . . . . .18
      3.31. Accuracy of Information. . . . . . . . . . . . . . . . . . . . . .18
      3.32. Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
      3.33. Securities Not Registered. . . . . . . . . . . . . . . . . . . . .18
      3.34. Accredited Investor. . . . . . . . . . . . . . . . . . . . . . . .19
      3.35. SEC Disclosure Forms . . . . . . . . . . . . . . . . . . . . . . .19

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . .19

      4.1. Organization; Standing and Authority of Buyer . . . . . . . . . . .19
      4.2. No Breach or Default; Consents and Approvals. . . . . . . . . . . .19
      4.3. Investment Interest; Accredited Investor; Risk. . . . . . . . . . .20
      4.4. Availability of Funds . . . . . . . . . . . . . . . . . . . . . . .20
      4.5. Buyer's Acknowledgment. . . . . . . . . . . . . . . . . . . . . . .20
      4.6. Capital Stock of Buyer. . . . . . . . . . . . . . . . . . . . . . .20
      4.7. Accuracy of Information . . . . . . . . . . . . . . . . . . . . . .21
      4.8. Absence of Certain Changes or Events. . . . . . . . . . . . . . . .21
      4.9. Suppliers and Customers.. . . . . . . . . . . . . . . . . . . . . .21

ARTICLE V.  MUTUAL COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . .22

      5.1. Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
      5.2. Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
      5.3. Governmental Filings. . . . . . . . . . . . . . . . . . . . . . . .22
      5.4. Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
      5.5. Sequence Lease. . . . . . . . . . . . . . . . . . . . . . . . . . .23
      5.6. Transition Plan . . . . . . . . . . . . . . . . . . . . . . . . . .23

ARTICLE VI.  COVENANTS OF SPAR . . . . . . . . . . . . . . . . . . . . . . . .24

      6.1. Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
      6.2. Interim Operations. . . . . . . . . . . . . . . . . . . . . . . . .24
      6.3. Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
      6.4. Resignations; Use of ComStream Name . . . . . . . . . . . . . . . .25
      6.5. Intercompany Payables; Other Amounts. . . . . . . . . . . . . . . .26

ARTICLE VII.  COVENANTS OF BUYER . . . . . . . . . . . . . . . . . . . . . . .26

      7.1. Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . .26
      7.2. Intercompany Payables; Other Amounts. . . . . . . . . . . . . . . .26
      7.3. Capital Structure.. . . . . . . . . . . . . . . . . . . . . . . . .26


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ARTICLE VIII.  CONDITIONS PRECEDENT TO CLOSING . . . . . . . . . . . . . . . .27

      8.1. Mutual Conditions . . . . . . . . . . . . . . . . . . . . . . . . .27
      8.2. Buyer's Conditions. . . . . . . . . . . . . . . . . . . . . . . . .27
      8.3. Spar's Conditions . . . . . . . . . . . . . . . . . . . . . . . . .29

ARTICLE IX  EMPLOYEE BENEFIT MATTERS . . . . . . . . . . . . . . . . . . . . .30

      9.1. Employment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
      9.2. Benefits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31

ARTICLE X.  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . .32

      10.1. Indemnification by Spar. . . . . . . . . . . . . . . . . . . . . .32
      10.2. Indemnification by Buyer; Recoveries . . . . . . . . . . . . . . .32
      10.3. Tax Indemnification. . . . . . . . . . . . . . . . . . . . . . . .33
      10.4. Losses Net of Insurance, etc . . . . . . . . . . . . . . . . . . .34
      10.5. Procedures Relating to Indemnification (Other than Under
            Section 10.3). . . . . . . . . . . . . . . . . . . . . . . . . . .35
      10.6. Survival of Representations; Termination of Indemnification. . . .36

ARTICLE XI.  COVENANT NOT TO COMPETE . . . . . . . . . . . . . . . . . . . . .37

      11.1. Covenant Not to Compete. . . . . . . . . . . . . . . . . . . . . .37
      11.2. Consideration. . . . . . . . . . . . . . . . . . . . . . . . . . .37
      11.3. Reasonableness of Covenant . . . . . . . . . . . . . . . . . . . .37
      11.4. Separate Covenants . . . . . . . . . . . . . . . . . . . . . . . .37
      11.5. Equitable Relief . . . . . . . . . . . . . . . . . . . . . . . . .37

ARTICLE XII.  CERTAIN CLOSING AND POST-CLOSING MATTERS . . . . . . . . . . . .38

      12.1. Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .38
      12.2. Access to Former Business Records. . . . . . . . . . . . . . . . .39

ARTICLE XIII.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . .39

      13.1. Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . .39
      13.2. Notice of Termination. . . . . . . . . . . . . . . . . . . . . . .40
      13.3. Effect of Termination. . . . . . . . . . . . . . . . . . . . . . .40

ARTICLE XIV.  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . .40

      14.1. Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
      14.2. Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
      14.3. No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . .41


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      14.4. Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
      14.5. Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . . .42
      14.6. Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
      14.7. Interpretation; Exhibits and Schedules . . . . . . . . . . . . . .42
      14.8. Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .42
      14.9. Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . .42
      14.10. Finders and Brokers . . . . . . . . . . . . . . . . . . . . . . .42
      14.11. Severability. . . . . . . . . . . . . . . . . . . . . . . . . . .43
      14.12. Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . .43
      14.13. Consent to Jurisdiction: Forum Selection. . . . . . . . . . . . .43
      14.14. Jury Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . .43


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EXHIBITS

Exhibit A           Convertible Promissory Note

SCHEDULES

Schedule 1.1        Officers and Key Employees for Knowledge Definition
Schedule 3.4        Restrictions on Holdings Shares and Subsidiaries Shares
Schedule 3.6        Capital Stock of Holdings
Schedule 3.9        No Breach or Default; Consents and Approvals
Schedule 3.10       Exceptions to Financial Statements
Schedule 3.13       Certain Changes
Schedule 3.14       Taxes
Schedule 3.15       Liens
Schedule 3.16       Leasehold Interests
Schedule 3.17       Intellectual Property
Schedule 3.18       Material Contracts
Schedule 3.19       Material Litigation
Schedule 3.20       Employee Benefit Plans
Schedule 3.22       Employee and Labor Relations
Schedule 3.26       Defect Claims
Schedule 3.28       Conflicts of Interest
Schedule 3.29       Bank Accounts
Schedule 3.30       Suppliers and Customers of the Company
Schedule 4.2        No Breach or Default; Consents and Approvals
Schedule 4.6        Capital Stock of Buyer
Schedule 4.7        Certain Changes of Buyer
Schedule 4.9        Suppliers and Customers of the Buyer
Schedule 6.3        Insurance Policies Maintained by the Company
Schedule 8.3        Exceptions to Spar's Conditions


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                               STOCK PURCHASE AGREEMENT


          This Stock Purchase Agreement ("Agreement") is made and entered into as of August 28, 1998 by and between Spar Aerospace Limited, a Canadian corporation ("Spar"), and Radyne Corp., a New York corporation ("Buyer"), for the purchase and sale of all of the outstanding capital stock of ComStream Holdings, Inc., a Delaware corporation (referred to herein as "Holdings" or as the "Company" when included with its subsidiaries).

                                   BACKGROUND FACTS

          Holdings is engaged in the communications equipment business and is a wholly-owned subsidiary of Spar.

          Spar desires to sell to Buyer and Buyer desires to purchase all of the issued and outstanding shares of Holdings, consisting of 20,000,000 shares of Common Stock, par value $.001 per share and 100 shares of Preferred Stock, par value $.001 per share (the "Shares").

          NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties and covenants hereinafter set forth, the parties hereto hereby agree as follows:

                                      ARTICLE I


                                     DEFINITIONS

          1.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act by the SEC, as in effect on the date hereof.

          "Apportioned Short Period" shall have the meaning set forth in
Section 10.3(b).

          "Balance Sheet" shall have the meaning set forth in Section 3.10.

          "Business Day" means a day other than a Saturday or a Sunday or other day on which commercial banks in Toronto, Ontario, Phoenix, Arizona or Los Angeles, California, are authorized or required by law to close.

          "Buyer's SEC Reports" shall have the meaning set forth in
Section 3.35.


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          "Closing" shall have the meaning set forth in Section 2.2.

          "Closing Date" means the day on which the Closing occurs pursuant to
Section 2.2.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Company" means Holdings and its subsidiaries.

          "Company Employee" has the meaning set forth in Section 9.1(a).

          "Company Plan(s)" means each and all Employee Benefit Plans and Employee Benefit Arrangements sponsored or maintained by the Company under which any Company Employee participates or is entitled to receive benefits.

          "ComStream" means ComStream Corporation, a Delaware corporation and wholly-owned subsidiary of Holdings.

          "Confidentiality Agreement" shall have the meaning set forth in
Section 7.1.

          "Contract" means any contract, agreement, license, lease, sales or purchase order or other legally binding commitment, whether written or oral.

          "Contractual Obligation" means, as to a Person, any provision of any note, bond or security issued by such Person or of any mortgage, indenture, deed of trust, franchise, Contract, instrument or undertaking to which such Person is a party or by which it or any of its property or assets is subject.

          "DOJ" shall have the meaning set forth in Section 5.3.

          "Employee Benefit Arrangements" means each and all pension, supplemental pension, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), short- and long-term disability, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit, flexible spending account programs and other employee benefit plans, contracts or policies providing employee or executive compensation or benefits to Company Employees, other than the Employee Benefit Plans.

          "Employee Benefit Plans" means each and all "employee benefit plans," as defined in Section 3(3) of ERISA, maintained or contributed to by the Company or in which the Company participates or participated and which provides benefits to Company Employees, including (i) any such plans that are "employee welfare benefit plans" as


                                          2

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defined in Section 3(1) of ERISA and (ii) any such plans that are "employee pension benefit plans" as defined in Section 3(2) of ERISA.

          "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, and any applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all Governmental Authorities and all applicable judicial, administrative and regulatory decrees, judgments and orders, any of which relate to the protection of human health or the environment from the effects of Hazardous Materials, including, but not limited to, those pertaining to reporting, licensing, permitting, investigating and remediating emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relate to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated from time to time thereunder.

          "Exon-Florio Act" means the Trade Act of 1988, Pub.L. 100-418, 102 stat. 1107 (August 23, 1988), as amended.

          "Financial Statements" shall have the meaning set forth in
Section 3.10(a).

          "FTC" shall have the meaning set forth in Section 5.3.

          "GAAP" means generally accepted accounting principles in the United States of America as applied by the Company on a consistent basis from period to period.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Hazardous Material" means any substance: (i) that is defined as a hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Law; (ii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Authority; or (iii) that contains gasoline, diesel fuel or other petroleum hydrocarbons.

          "Holdings" means ComStream Holdings, Inc., a Delaware corporation.


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          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended from time to time.

          "Indemnified Person" means any Person entitled to seek indemnification hereunder.

          "Indemnifying Person" means any Person from whom indemnification is being sought hereunder.

          "Interim Date" shall have the meaning set forth in Section 3.13.

          "IRS" means the United States Internal Revenue Service.

          "Knowledge of Spar" with reference to any of the representations and warranties of Spar means the actual knowledge of any individual listed on
Schedule 1.1 hereto.

          "Leased Property" has the meaning set forth in Section 3.16.

          "Lien" means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

          "Loss" means any loss, liability, claim, damage or expense net of any related recoveries (including reasonable attorneys' fees and disbursements and the costs of investigation).

          "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property or condition (financial or other) of the Company or (b) the ability of Spar to consummate the transactions contemplated by this Agreement.

          "Permitted Lien" means (a) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty, and
(d) other imperfections of title, restrictions or encumbrances, if any, which Liens, imperfections of title, restrictions or other encumbrances do not, individually or in the aggregate, materially impair the continued use and operation or marketability of the specific assets to which they relate.

          "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.


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          "Pre-Closing Tax Period" shall have the meaning set forth in
Section 10.3(b).

          "Purchase Price" has the meaning set forth in Section 2.1.

          "Records" means all of the ledgers, journals, bookkeeping memoranda, account cards, reports, computer listings, indexes, stored computer data, customer files, credit files, magnetic media, collateral records and all other correspondence, memoranda and records, including Federal, state and local Tax Returns of the Company.

          "Requirement of Law" means, as to any Person, the Certificate or Articles of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Restricted Territory" shall have the meaning set forth in
Section 11.1.

          "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated from time to time thereunder.

          "SEC" means the Securities and Exchange Commission.

          "Shares" is defined in the recitals hereto.

          "Short Period" shall have the meaning set forth in Section 10.3(b).

          "Subsidiary" and "Subsidiaries" means the direct and indirect subsidiaries of Holdings listed on Schedule 3.4.

          "Subsidiary Shares" means all of the issued and outstanding shares of the Subsidiaries.

          "Tax" or "Taxes" means all federal, state, local, foreign or other taxes, including net income, alternative minimum or add-on minimum tax, gross income, unitary, gross receipts, sales, use, intangible, ad valorem, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, transfer, occupation, premium, property or environmental windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any jurisdiction or other Governmental Authority (federal, state, local or foreign) on the Company.

          "Tax Claim" shall have the meaning set forth in Section 10.3(d).

          "Tax Indemnitee" shall have the meaning set forth in Section 10.3(d).


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          "Tax Indemnitor" shall have the meaning set forth in Section 10.3(d).

          "Tax Returns" means all returns or material reports or forms required to be filed with a Governmental Authority with respect to Tax.

          "Third Party Claim" shall have the meaning set forth in
Section 10.5(a).

          "Transition Plan" shall have the meaning set forth in Section 5.6 hereof.

          "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time.

          1.2    OTHER DEFINITIONAL PROVISIONS.

                 (a)     Terms defined in this Agreement in Sections other than
Section 1.1 shall have the meanings as so defined when used in this Agreement.

                 (b) Unless express reference is made to Business Days, references to days shall be to calendar days.

                                      ARTICLE II


                                  TRANSFER OF SHARES

          2.1 PURCHASE AND SALE OF THE SHARES. On the terms and subject to the conditions of this Agreement, Spar will sell, transfer and deliver the Shares to Buyer, and Buyer will purchase the Shares from Spar, for a total purchase price of Seventeen Million Dollars ($17,000,000.00) ("Purchase Price"), payable at the time and in accordance with the terms set forth in Section 2.3.

          2.2 CLOSING. The closing ("Closing") of the purchase and sale of the Shares shall be held at the offices of Gibson, Dunn & Crutcher LLP, Jamboree Center, 4 Park Plaza, Irvine, California, at 10:00 a.m. on September 30, 1998, or if the conditions to Closing set forth in Article VIII shall not have been satisfied or waived by such date, subject to the termination rights set forth in
Article XIII, as soon as practicable after such conditions shall have been satisfied or waived. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date."

          2.3 DELIVERIES. At the Closing, Buyer shall deliver to Spar by wire transfer (to a bank account designated at least three Business Days prior to the Closing Date in writing by Spar) immediately available funds in an amount equal to Ten Million Dollars ($10,000,000.00) and a convertible promissory note (the "Convertible Note") in the form attached hereto as Exhibit A in an amount equal to Seven Million Dollars ($7,000,000.00). At the Closing, Spar shall deliver or cause to be delivered to Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed thereto. In addition, at the Closing Buyer and Spar shall deliver to and receive from each other all documents required to be delivered and received pursuant to Article VIII hereof.

                                     ARTICLE III


                        REPRESENTATIONS AND WARRANTIES OF SPAR

          Spar hereby represents and warrants to Buyer as follows:

          3.1 ORGANIZATION; STANDING AND AUTHORITY OF SPAR. Spar is a corporation duly organized, validly existing and in good standing under the laws of Canada. Spar has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Spar to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly taken. This Agreement has been duly executed and delivered by Spar and constitutes a valid and binding obligation of Spar, enforceable against Spar in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          3.2 ORGANIZATION; STANDING AND AUTHORITY OF HOLDINGS. Holdings is a corporation duly organized and validly existing under the laws of the State of Delaware. Holdings is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect. Holdings has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a Material Adverse Effect. Spar has made available to Buyer (i) the Certificate of Incorporation, as amended to date, and the Bylaws, as in effect on the date hereof, of Holdings and (ii) the stock certificate and transfer books and the minute books of Holdings.

          3.3 ORGANIZATION; STANDING AND AUTHORITY OF THE SUBSIDIARIES. Each Subsidiary listed on Schedule 3.4 is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation. Each Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect. Each

Subsidiary has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a Material Adverse Effect. Spar has made available to Buyer (i) the Certificate of Incorporation (or similar charter document), as amended to date, and the Bylaws, as in effect on the date hereof, of each Subsidiary and (ii) the stock certificate and transfer books and the minute books of each Subsidiary.

          3.4 THE SHARES. Except as set forth on Schedule 3.15, Spar has good and valid title to the Shares, free and clear of any Liens and has full power and authority to transfer good and valid title to the Shares free and clear of any Liens. Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed by Spar for transfer to Buyer, and upon Spar's receipt of the Purchase Price, good and valid title to the Shares will pass to Buyer, free and clear of any Liens other than those arising from acts of Buyer or its Affiliates. Other than this Agreement and except as set forth on Schedule 3.4, the Shares are not subject to any voting trust agreement or other Contractual Obligation restricting or otherwise relating to the voting, dividend rights or disposition of the Shares. The certificates representing the Shares to be delivered at Closing will constitute all of the outstanding Shares.

          3.5 THE SUBSIDIARY SHARES. Except as set forth on Schedule 3.15, the Company has good and valid title to the Subsidiary Shares, free and clear of all Liens. Other than this Agreement and except as set forth on Schedule 3.4, the Subsidiary Shares are not subject to any voting trust agreement or other Contractual Obligation restricting or otherwise relating to the voting, dividend rights or disposition of the Subsidiary Shares. The certificates representing the Subsidiary Shares to be delivered at Closing will constitute all of the outstanding Subsidiary Shares.

          3.6 CAPITAL STOCK OF HOLDINGS. The authorized capital stock of Holdings consists of 8,000,000 shares of Preferred Stock, $.001 par value, and 100,000,000 shares of Common Stock, $.001 par value. The Shares were duly authorized and validly issued and are outstanding, fully paid and nonassessable. Except for the Shares, there are no shares of capital stock or other equity securities of the Company outstanding. Spar is the record owner of the Shares. The Shares have not been issued in violation of, and none of the Shares are subject to, any preemptive or subscription rights. Except as set forth on
Schedule 3.6, there are no outstanding warrants, options, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which Spar or Holdings is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of Holdings, and no equity securities of the Company are reserved for issuance for any purpose.

          3.7 CAPITAL STOCK OF THE SUBSIDIARIES. The authorized capital stock of each Subsidiary is as set forth on Schedule 3.4. The Subsidiary Shares were duly authorized and validly issued and are outstanding, fully paid and nonassessable. Except for the Subsidiary Shares, there are no shares of capital stock or other equity securities of any Subsidiary outstanding. Holdings is the record owner of the Subsidiary Shares. The Subsidiary Shares have not been issued in violation of, and none of the Subsidiary Shares are subject to, any preemptive or subscription rights. There are not outstanding warrants, options, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which Spar or the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of any Subsidiary, and no equity securities of the Subsidiaries are reserved for issuance for any purpose.

          3.8 EQUITY INTERESTS. Other than its ownership of all the outstanding capital stock of the Subsidiaries, Holdings does not directly or indirectly own capital stock of or other equity interests in any Person. The Subsidiaries do not directly or indirectly own capital stock of or other equity interests in any Person.

          3.9    NO BREACH OR DEFAULT; CONSENTS AND APPROVALS.

                 (a) Except as set forth in Schedule 3.9, the execution and delivery by Spar of this Agreement and the other documents referenced herein to which Spar is a party and the consummation of the transactions contemplated hereby and thereby will not result in or constitute any of the following: (i) a default or an event that, with the giving of notice or lapse of time, or both, would be a default, breach or violation of the charter documents or bylaws of Spar or Holdings or any material Contractual Obligation of the Company, (ii) an event that would permit any party to terminate any material Company Contract or to accelerate the maturity of any indebtedness or other material Contractual Obligation of the Company, (iii) the creation or imposition of any Lien on any of the properties of the Company, or (iv) a violation of any order, writ, injunction, decree, statute, rule or regulation applicable to Spar or the Company.

                 (b) Except as set forth in Schedule 3.9, no authorization, consent or approval of any Governmental Authority or any third party is necessary for the consummation by Spar of the transactions contemplated by this Agreement and the other documents referenced herein to which Spar is a party.

          3.10   FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

                 (a) Spar has delivered to Buyer the audited consolidated balance sheets of the Company as of December 31, 1997 and 1996 and related consolidated statements of operations, stockholder's equity (deficit) and cash flows for the three years in the period ended December 31, 1997, and its unaudited consolidated balance sheet ("Balance Sheet"), and unaudited consolidated statements of operations and cash flows for the six months in the period ended, June 30, 1998 ("Financial Statements"). The Financial Statements have been prepared in accordance with GAAP and fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby. The unaudited interim financial statements have been prepared in accordance with GAAP except in that they exclude substantially all notes and related disclosures required under GAAP.

                 (b) Except as reflected on the Balance Sheet or disclosed on Schedule 3.10, the Company does not have any material indebtedness, obligations or liabilities other than (i) liabilities which have arisen in the ordinary course of business since the date of the Balance Sheet, and (ii) those liabilities otherwise disclosed on Schedule 3.10 or another Schedule to this Agreement.

          3.11 INVENTORIES. ComStream has good and marketable title to all of the inventories reflected on the June 30, 1998 Balance Sheet or acquired subsequent thereto (other than inventories disposed of in the ordinary course of business), free and clear of all claims, liens, charges, encumbrances and rights of third parties and no inventory is outstanding on consignment with any third party. The inventory of Company and the Subsidiaries (including, without limitation, finished goods, work-in-process, raw materials, parts and supplies) reflected on the Balance Sheet is or was, prior to the sale thereof,
(i) purchased in the ordinary course of their businesses, (ii) has been carried on the respective books of account of Company or the Subsidiaries at the lower of cost or market on a consistent basis in accordance with generally accepted accounting principles consistently applied and (iii) has been determined on a first-in first-out inventory basis.

          3.12 ACCOUNTS RECEIVABLE. Except for (i) cash discounts in the ordinary course of business, (ii) product discounts as to which a liability account is reflected on the books of ComStream, (iii) offsets to the extent that amounts (including costs associated with such recovery) will be recovered by ComStream from third parties, (iv) discounts taken for incorrect billing terms,
(v) bad debt reserves determined in accordance with GAAP, and (vi) offsets taken with respect to products returned, all accounts, notes and other receivables of ComStream arose in the ordinary course of business, and no entitlements to or claims of offset or reduction in respect thereof have been made or are known to ComStream.

          3.13   ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on
Schedule 3.13, since June 30, 1998 (the "Interim Date") neither Holdings nor any Subsidiary has (a) paid or declared any cash, stock or other dividends; (b) made any other distribution on or payment, redemption or repurchase with respect to outstanding shares; (c) sold or otherwise disposed of any of its property or assets of any kind or character other than in the ordinary course of business;
(d) entered into any agreement, written or oral, contemplating any indebtedness or transaction outside of the usual and ordinary course of its business;
(e) entered into any transaction which would result in the recognition of goodwill or any other intangible asset; or (f) granted to any officer or salaried employee or any class of other employees any bonus or any increase in compensation in any form in excess of 5% of the amount thereof in effect as of the

Interim Date or any severance or termination pay other than an arrangement in effect as of the Interim Date, or loan, or entered into any written employment agreement with any person. Since the Interim Date, there has not been any change in the accounting principles, policies or practices of Holdings or the Subsidiaries as theretofore applied, or the method or ratio of allocating or charging expenses, including the basis upon which assets and liabilities are recorded and earnings and profits are ascertained.

          3.14   TAXES.

                 (a) The Company has filed or caused to be filed in a timely manner (within any applicable extension periods) with the appropriate Governmental Authority all Tax Returns required to be filed by the Code or by applicable Tax laws. As of the time of filing the Tax Returns of the Company or any Tax Returns of the Company not yet filed as of the Closing Date, the Tax Returns correctly reflected or will correctly reflect the facts regarding the income, business, assets, operations, activity, or status of the Company and any other information required to be shown thereon. All Taxes due from the Company prior to the date hereof have been timely paid in full by the due date thereof (within any applicable extension periods). As set forth on Section 3.14, the Federal income tax returns of Holdings and ComStream have been examined by the IRS and all deficiencies resulting from such examinations have either been paid or adequately provided for.

                 (b) Except as set forth on Schedule 3.14, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns with respect to the Company.

                 (c) As of the close of business on the Closing Date, the Company will not be a party to any Tax sharing agreement or similar arrangement and will have no obligation under or related to any prior such agreement or arrangement.

                 (d) Except as set forth on Schedule 3.14, to the Knowledge of Spar (i) the charges, accruals, and reserves for Taxes with respect to the Company for any Pre-Closing Tax Period (as defined in Section 10.3(b)) or any Pre-Closing Tax Period for which no Tax Return has yet been filed reflected on the books of the Company (excluding any provision for deferred income taxes) are adequate to cover such Taxes; (ii) neither Holdings nor any Subsidiary is delinquent in the payment of any Tax or has requested any extension of time within which to file any Tax Return and has not yet filed such Return;
(iii) there are no request for rulings or determinations in respect of any Tax pending between the Company or any Subsidiary; (iv) there are no requests for rulings or determinations in respect of any Tax pending between the Company and any Governmental Authority; (v) neither Holdings nor any Subsidiary owns any interest in real property in the State of New York or in any other jurisdiction in which a Tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property; (vi) none of the property owned or used by the Company is subject to a tax benefit transfer lease executed in accordance with Section 168(f) of the Internal Revenue

Code of 1954, as amended; (vii) none of the property owned or used by Holdings or any Subsidiary is subject to a lease, other than a "true" lease for federal income tax purposes; (viii) none of the property owned by the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code;
(ix) there are no liens for Taxes upon the assets of the Company except liens for current Taxes not yet due; (x) Spar is not subject to withholding under
Section 1445 of the Code with respect to any transaction contemplated hereby;
(xi) neither Holdings nor any Subsidiary has been a member of an affiliated consolidated, combined or unitary group other than one of which Holdings was the common parent; (xii) neither Holdings nor any Subsidiary will be required to include any adjustment in taxable income for any Tax period or portion of a Tax period following the Closing Date under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Governmental Authority with regard to the Tax liability of the Company for any Pre-Closing Tax Period other than as reflected in the deferred tax asset on the books of the Company;
(xiii) all information set forth in the notes to the financial records of the Company relating to Tax matters is true and complete; (xiv) the Company possesses, or will possess on the Closing Date, all previously filed Tax Returns and work papers reasonably necessary for Buyer to duly file all Tax Returns for periods ending after the Closing Date; and (xv) there are no deferred intercompany transactions (within the meaning of Treasury Regulations
Section 1.1502-13 or any predecessor provision) between Holdings and/or any Subsidiary, which would impose Tax liability on the Company after the Closing Date.

                 (e) To the Knowledge of Spar, Holdings and the Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that in the Company's judgment could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662 or its predecessor.

                 (f) Schedule 3.14 sets forth the filed amount of any federal and California net operating loss carryover, net capital loss carryover, investment or other credit carryover, unused foreign tax, or excess charitable contribution allocable to Holdings and ComStream as of December 31, 1996. As to the representation contained in this Section 3.14(f), Spar does not represent that any of such net operating loss carryover, net capital loss carryover, investment or credit carryover, unused foreign tax, or excess charitable contribution can be utilized by the Buyer.

          3.15 ASSETS OTHER THAN REAL PROPERTY INTERESTS. The Company has good and valid title to all assets reflected on the Balance Sheet, except those sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business, in each case free and clear of all Liens except any Permitted Liens and those Liens set forth on Schedule 3.15. This Section 3.15 does not relate to real property or interests in real property, such items being the subject of Section 3.16.

          3.16 REAL PROPERTY. The Company does not own in fee or otherwise any real property. Schedule 3.16 sets forth a complete list of all real property and interests in real property leased by the Company (individually, a "Leased Property") and as to Leased Property, identifies any leases relating thereto. The Company has good and valid title to the leasehold estates in all Leased Property, in each case free and clear of all Liens, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except
(i) Permitted Liens, (ii) easements, covenants, rights-of-way and other similar restrictions of record, and (iii) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third party on property over which the Company has easement rights or on any Leased Property and subordination or similar agreements relating thereto and
(C) unrecorded easements, covenants, rights-of-way or other similar restrictions, none of which items set forth in clauses (A), (B) and (C) above, individually or in the aggregate, materially impair the continued use and operation of the property to which they relate. Except as set forth on
Schedule 3.16, Spar and Company have heretofore made available to Buyer true and complete copies of all leases and similar documents relating to all real property leased by Company or any Subsidiary. Company and the Subsidiaries have performed all material obligations required to be performed with respect to such leased real property and are not in default under any lease or other agreement to which any of them is or has been made a party with respect to such leased real property. Except as set forth on Schedule 3.16, the consummation of the transactions contemplated hereby will not result in any breach or cancellation or other adverse effect in respect of the real property lease interests of Company or any Subsidiary. None of the improvements made to such leased real property for the businesses conducted by Company or the Subsidiaries thereon is in violation of any use or occupancy restriction, limitation or other condition or any zoning or building law, code or ordinance.

          3.17   PATENTS, MARKS, TRADE NAMES, COPYRIGHTS AND REGISTRATIONS.

                 (a) The Company has sufficient title and interest in, or the right to use, all Intellectual Property (as defined below) of ComStream and its subsidiary in their business as now conducted, and the consummation of the transactions contemplated hereby will not alter or impair in an adverse manner such Intellectual Property.

                 (b) "Intellectual Property" includes United States and foreign patents, trademarks, service marks, trade names, copyrights, mask work registrations, trade secrets (including processes and software programs) and other proprietary rights, registrations and applications therefor.

                 (c) The Company is not in default under any material agreement pursuant to which it is licensing Intellectual Property of a third party or granting licenses to its own Intellectual Property. The Company has not notified any other party of an alleged default of any such agreement, except as set forth in Schedule 3.17. The Company has not received any communications alleging that the Company has violated in any material respect any other person's Intellectual Property rights or has engaged in unfair competition against such person, except as set forth in
Schedule 3.17.

                 (d) The Company has written agreements in effect with all of their employees and consultants who have access to the Company's Intellectual Property.

                 (e) The Company (i) does not now infringe or misappropriate any third party's Intellectual Property rights, and (ii) does not have any material liability for any past infringement or misappropriation. Except as set forth in Schedule 3.17, no claim has been made or is, to the Knowledge of Spar, threatened with regard to any third party Intellectual Property right, including any allegation of Intellectual Property infringement or misappropriation or of any breach or default of an Intellectual Property license or similar agreement.

                 (f) Each of the Company's patents and patent applications, registered copyrights and copyright applications, trademarks and service marks and trademark and service mark applications, and mask work registrations and mask work registration applications are set forth on Schedule 3.17.

                 (g) Schedule 3.17 sets forth a list that is true, accurate and complete in all material respects of the material technologies and proprietary rights of the Company that are necessary for the business of the Company as now conducted (collectively, the "Proprietary Rights"). The Company has all Proprietary Rights necessary to conduct the Company's business as it is conducted as of the date hereof. All agreements that grant or otherwise convey to any third party any ownership or license rights to, or interest in, the Proprietary Rights are expressly identified in Schedule 3.17 and/or in
Schedule 3.18, except for such agreements that would not impair in any material respect the ownership or usage of the Proprietary Rights. The Company has taken all necessary actions to protect the confidentiality of the trade secrets embodied in the Proprietary Rights, except where the failure to take such actions would not impair in any material respect the ownership or usage of the Proprietary Rights. The Company has not made any disclosure of the Proprietary Rights to any third party nor taken any other action that would have a material adverse effect on the Proprietary Rights. All information concerning the Proprietary Rights set forth on Schedule 3.17 is true, accurate and complete in all material respects.

          3.18 MATERIAL CONTRACTS. The Company is not in material breach of any contract, agreement or commitment that is material to the Company's business taken as a whole. The Company is not a party to any government contract subject to the Assignment of Contracts Act, 41 U.S.C. Section 3727 or the Federal Acquisition Regulations. Each of the Company's material contracts is set forth on Schedule 3.18 hereto. All of the agreements set forth in Schedule 3.18 are in full force and effect, are valid and binding and are enforceable in accordance with their terms in favor of the Company, except (a) as such terms may be limited by bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. To the Knowledge of Spar (i) there are no liabilities (including without limitation penalties) of any party to any such agreement arising from any material delay, breach or default thereunder, and (ii) no event has occurred which with the passage of time or the giving of notice or both would constitute a material breach or default by any party thereto.

          3.19 LITIGATION. Schedule 3.19 sets forth a list, as of the date of this Agreement, of all pending and, to the Knowledge of Spar, threatened lawsuits or claims which (a) involves a claim by the Company of more than $250,000 or a claim against the Company of an unspecified amount or for more than $50,000, (b) seeks any injunctive relief or (c) relates to the transactions contemplated by this Agreement. Except as disclosed on Schedule 3.19, neither the Company nor the Subsidiaries is in default under any judgment, order or decree of any court, administrative agency or commission or other Governmental Authority applicable to it or any of its properties, assets, operations or businesses; except where such default would not have a Material Adverse Effect.

          3.20 EMPLOYEE BENEFIT PLAN. Schedule 3.20 sets forth a list of each Company Plan. The Company has made available to Buyer true, complete and correct copies of (i) each Company Plan, (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Company Plan (if any such report was required), (iii) the most recent summary plan description for each Company Plan for which such a summary plan description is required, and
(iv) each trust agreement and group annuity contract relating to any Company
Plan.

          3.21 ERISA PLANS. To the Knowledge of Spar, each Company Plan conforms in all material respects to, and its administration is in conformity in all material respects with, all applicable federal laws; no liability under ERISA has been or is expected to be incurred by the Company with respect to any such plan; full payment has been made of all amounts that the Company is required to have paid as contributions to such plans; there is not any accumulated funding deficiency with respect to any of such plans; and to the Company's best knowledge, the current value of accrued benefits of each such plan does not exceed the current value of such plan's assets.

          3.22   EMPLOYEE AND LABOR RELATIONS.

                 (a) There is no labor strike, dispute, or work stoppage or lockout pending, or, to the Knowledge of Spar, threatened, against the Company.

                 (b) To the Knowledge of Spar, no union organization campaign is in progress with respect to the Company Employees, and no question concerning representation exists respecting such Employees.

                 (c) Except as set forth on Schedule 3.22, there is no unfair labor practice charge or complaint against the Company pending, or, to the Knowledge of Spar, threatened, before the National Labor Relations Board.

                 (d) Except as set forth on Schedule 3.22, there is no pending, or, to the Knowledge of Spar, threatened, formal written employee grievance.

                 (e) Except as set forth on Schedule 3.22, no charges with respect to or relating to the Company are pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices.

                 (f) Schedule 3.22 sets forth certain pending immigration matters in connection with persons in the employ of the Company.

                 (g) The Company has no obligations to Dale Hancock, including without limitation any actual or contingent obligation to repurchase shares of the Company's common stock from him.

                 (h) All outstanding options to purchase Common Stock of Holdings will terminate as of the Closing to the extent not theretofore exercised.

                 (i) The Company has no obligations to its employees under the retention (as opposed to the severance) provisions of the Prior Plan (as defined in Section 5.6).

          3.23 COMPLIANCE WITH APPLICABLE LAWS. The Company is in compliance with all applicable Requirements of Law, except for such incidents of noncompliance which, individually and in the aggregate, would not have a Material Adverse Effect. The Company has not received any written communication from a Governmental Authority that alleges that the Company is not in compliance with any Requirement of Law. This Section 3.23 does not relate to environmental matters, which are the subject of Section 3.24, or matters with respect to Taxes, which are the subject of Section 3.14.

          3.24   ENVIRONMENTAL MATTERS.  To the Knowledge of Spar:

                 (a) The Company is not in material violation of any applicable Environmental Law nor is Holdings or any Subsidiary under investigation or review by any Governmental Authority with respect to compliance therewith, or with respect to the generation, use, treatment, storage or disposal, or the spillage or other release of any Hazardous Material;

                 (b) There is no Hazardous Material that may pose any material risk to safety, health or the environment on or under any property owned, leased or operated by the Company as of the date hereof and there has heretofore been no spillage, discharge, release or disposal of any such Hazardous Material on or under such property by the Company in an amount and of a nature which could reasonably be expected to result in material liability to the Company; and

                 (c) No pending citations, fines, penalties or claims have been asserted against the Company under any Environmental Law.

          3.25 MINUTE BOOKS AND STOCK RECORDS. Spar has made available to Buyer true and correct copies of the minute books of the Company, which contain a complete and correct record of all meetings of the Boards of Directors of the Company and all meetings of its and their shareholders and all actions by written consent without a meeting by such Boards of Directors and its and their shareholders since the date of incorporation and reflect accurately in all material respects all actions by such directors and by shareholders with respect to all transactions referred to in such minutes.

          3.26   WARRANTY WORK AND PRODUCTS LIABILITY.  Except as disclosed on
Schedule 3.26, to the Knowledge of Spar, there are no claims by an individual customer or relating to a particular product line aggregating in excess of $50,000 made or threatened in writing against the Company based upon alleged defects in products manufactured or services performed by it.

          3.27 ABSENCE OF CERTAIN COMMERCIAL PRACTICES. Neither Company nor any Subsidiary has taken any action in violation of the Foreign Corrupt Practices Act.

          3.28   POTENTIAL CONFLICTS OF INTEREST.  Except as set forth on
Schedule 3.28 hereto, neither Spar nor any entity controlled by Spar:

          (i) owns, directly or indirectly, any interest in (excepting not more than 1% stockholdings for investment purposes in securities of publicly held and traded companies), or otherwise receives remuneration from, any person which is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of the business of Company or the Subsidiaries; or

          (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Company or any Subsidiary uses or the use of which is necessary for the conduct of the business of Company or any Subsidiary.

          3.29 BANK ACCOUNTS. Schedule 3.29 contains a true and complete list showing for Company and each Subsidiary the name and address of each bank in which it has an account or safe deposit box and the name of each person authorized to draw thereon or have access thereto.

          3.30 SUPPLIERS AND CUSTOMERS. Schedule 3.30 contains a list of the ten largest customers and suppliers of Company and the Subsidiaries (measured by dollar volume in each case) during the fiscal year ended December 31, 1997, showing with respect to each, the name and dollar volume.

          3.31 ACCURACY OF INFORMATION. No representation or warranty by Spar or Company hereunder and no certificate or Schedule furnished or to be furnished pursuant hereto by Spar or Company contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances.

          3.32 INVESTMENT. Spar is acquiring the Convertible Note and any Radyne Corp. Common Stock which it may acquire upon conversion of the Convertible Note (collectively, the "Radyne Securities") for its own account, for investment, and without a view toward the public distribution thereof in violation of the Securities Act.

          3.33 SECURITIES NOT REGISTERED. Spar acknowledges that (i) the Radyne Securities are not registered under the Securities Act, (ii) the Radyne Securities are therefore subject to restrictions on transfer and resale as prescribed therein; and (iii) the certificates representing the Radyne Securities will contain appropriate restrictive legends.

          3.34 ACCREDITED INVESTOR. Spar hereby acknowledges that it is an "accredited investor" as such term is defined in the Securities Act, it is a sophisticated investor which is capable of evaluating its investment in the Radyne Securities and the risks involved in such investment and it has been provided the opportunity to make appropriate inquiries of members of Buyers management with respect to the business of Buyer.

          3.35 SEC DISCLOSURE FORMS. Spar has received and has reviewed Buyer's Form 10-K for the fiscal year ended December 31, 1997 as well as the Buyer's Forms 10-Q for the fiscal periods ended March 31, 1998 and June 30, 1998 ("Buyer's SEC Reports").

ARTICLE IV


REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Spar as follows:

          4.1 ORGANIZATION; STANDING AND AUTHORITY OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of New York. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly taken. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4.2    NO BREACH OR DEFAULT; CONSENTS AND APPROVALS.

                 (a) Except as set forth on Schedule 4.2, the execution and delivery by Buyer of this Agreement and the other documents referenced herein to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby will not result in or constitute any of the following: (i) a default or an event that, with the giving of notice or lapse of time, or both, would be a default, breach or violation of the charter documents or bylaws of Buyer or any material Buyer Contract, (ii) an event that would permit any party to terminate any material Buyer Contract or to accelerate the maturity of any indebtedness or other material obligation of Buyer, (iii) the creation or imposition of any material Lien on any of the properties of Buyer, or (iv) a violation of any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, except for violations which would not have a material adverse effect on the financial condition, assets or results of operations of Buyer.

                 (b) Except as set forth on Schedule 4.2, no authorization, consent or approval of any Governmental Authority or any third party is necessary for the consummation by Buyer of the transactions contemplated by this Agreement and the other documents referenced herein to which Buyer is a party.

          4.3 INVESTMENT INTEREST; ACCREDITED INVESTOR; RISK. The Shares purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer will not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act or of any other Requirement of Law. Buyer represents and warrants that it is an "Accredited Investor" as such term is defined in Rule 501 under Regulation D of the Securities Act. Buyer represents that it is able to bear the economic risk of its investment in the Shares for an indefinite period of time.

          4.4 AVAILABILITY OF FUNDS. Buyer has available all funds required to consummate the transactions contemplated hereby.

          4.5    BUYER'S ACKNOWLEDGMENT.  Buyer acknowledges and agrees that,
(a) other than the representations and warranties of Spar specifically contained in this Agreement, there are no representations or warranties of Spar either expressed or implied with respect to Spar, the Company or the transactions contemplated hereby and (b) it shall have a right to indemnification solely as provided in Article X hereof and shall have no claim or right to indemnification with respect to any other information, documents or materials furnished by Spar or the Company or any of their officers, directors, employees, agents or advisors to Buyer, including, without limitation, that certain Information Memorandum dated July 1997 and supplements thereto or any information, documents or material made available to Buyer in certain "data rooms," management presentations or in any other form in expectation of the transactions contemplated by this Agreement.

          4.6 CAPITAL STOCK OF BUYER. The authorized capital stock of Buyer is as set forth on Schedule 4.6. The Buyer's shares were duly authorized and validly issued and are outstanding, fully paid and nonassessable. Except as set forth on Schedule 4.6, there are no shares of capital stock or other equity securities of the Buyer outstanding. The shares have not been issued in violation of, and none of the shares are subject to, any preemptive or subscription rights. Except as set forth on Schedule 4.6, there are no outstanding warrants, options, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement and the Convertible Note) pursuant to which Buyer is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of Buyer and no equity securities of Buyer are reserved for issuance for any purpose.

          4.7 ACCURACY OF INFORMATION. No representation or warranty by Buyer hereunder and no certificate or Schedule furnished or to be furnished pursuant hereto by Buyer contains or will contain any untrue statements of a material fact, or omits or will omit to state a material fact necessary to make the statement contained therein not misleading in light of the circumstances.
No representation contained in the Buyer's SEC Reports contains any untrue statement of material fact, or omits to state any material fact necessary to make statements contained therein not misleading. Buyer represents and warrants that, since June 30, 1998, there has been no material adverse change to Buyer's business.

          4.8    ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on
Schedule 4.8, since the Interim Date Buyer has not (a) paid or declared any cash, stock ore other dividends; (b) made any other distribution on or payments, redemptions or repurchase with respect to any outstanding shares; (c) sold or otherwise disposed of any of its property or assets of any kind or character other than in the ordinary course of business; (d) entered into any agreement ,written or oral contemplating any indebtedness or any transaction outside the usual or ordinary course of its business; (e) entered into any transactions which would result in the recognition of goodwill or any intangible assets. Since the Interim Date, there has not been any change in the accounting principles, policies or practices of Buyer as theretofore applied, or the method or ratio of allocating or charging expenses, including the basis on which assets and liabilities are recorded and earnings and profits are ascertained.

          4.9 SUPPLIERS AND CUSTOMERS. Schedule 4.9 contains a list of the ten largest customers and suppliers of Buyer (measured by dollar volume in each case) during the fiscal year ended December 31, 1997, showing with respect to each, the name and dollar volume.

                                      ARTICLE V


                                   MUTUAL COVENANTS

          Each of Spar and Buyer covenants and agrees as follows:

          5.1    CONSENTS  Without modifying the mutual condition set forth in
Section 8.1: (i) Spar shall, and shall cause the Company to, use best efforts to obtain all consents needed to consummate the transactions contemplated by this Agreement, and (ii) Buyer shall cooperate with Spar and the Company in any reasonable manner in connection with Spar and the Company obtaining any consents required in connection with the transactions contemplated herein; PROVIDED, HOWEVER, that such cooperation shall not include any requirement of any party hereto to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. To the Knowledge of Spar, no such third party has requested any such accommodation in exchange for such consent or otherwise expressed an intent to withhold such consent.

          5.2 PUBLICITY. Spar and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of Canadian, United States or foreign securities exchanges, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

          5.3 GOVERNMENTAL FILINGS. Each of Spar and Buyer will as promptly as practicable file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act and any filing required by Section 5021 of the Trade Act of 1988, Pub.L. 100-418, 102 stat. 1107 (Aug. 23, 1988). Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act and the Exon-Florio Act. Each of Buyer and Spar shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act and the Exon-Florio Act. Spar and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC, the DOJ and the Committee on Foreign Investment and shall comply promptly with any such inquiry or request. Each of Spar and Buyer will use its best efforts to obtain any clearance required under the HSR Act and the Exon-Florio Act for the purchase and sale of the Shares.

          5.4 RECORDS. After the Closing, with reasonable advance written notice and at the expense of the requesting party, Buyer and Spar agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, to such information (including Records pertinent to the Company) and assistance relating to the Company as is reasonably necessary for financial reporting and accounting matters, the settlement of any insurance claims, the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment; PROVIDED, HOWEVER, that such access does not unreasonably disrupt the normal operations of Spar, Buyer or the Company.

          5.5 SEQUENCE LEASE. Spar and Buyer agree to cooperate in seeking approval from the landlord of the buildings known as "Sequence A" and "Sequence B," which are currently leased to ComStream, to subdivide the lease on such buildings into separate leases for Sequence A and Sequence B. Buyer agrees that in the event the parties are unable to subdivide the lease prior to the Closing Date, Spar will reimburse ComStream for all rent and direct operating costs related to Sequence B until such time as such lease is subdivided. Spar and Buyer agree that the Balance Sheet reflects a reserve of approximately $1,700,000 designated for estimated future costs related to Sequence B. Upon the Closing, such reserve shall be credited to income in the accounts of the Company. Spar agrees to indemnify the Company for any losses in connection with and Spar shall be entitled to any recoveries relating to leases of California real property to which the Company is presently party, except in respect of Sequence A. The Company shall pursue, at Spar's expense, existing litigation with respect to rent due on the Company's Santa Maria facility.

          5.6 TRANSITION PLAN. Spar and Buyer agree to cooperate in good faith to develop, document in writing and implement a customer transition and an employee transition and retention plan (the "Transition Plan") prior to the public announcement of the transactions contemplated by this Agreement. Buyer agrees that (a) the loss of one or more employees, regardless of position, shall not constitute a material adverse change in the Company's business and (b) the Company shall retain, and shall indemnify Spar and its Affiliates against, severance (but not retention) liabilities arising under ComStream's 1997 retention plan (the "Prior Plan") to employees retained by ComStream after the date of execution of this Agreement. Spar shall assume, and Spar shall indemnify Buyer and its Affiliates (including the Company) against, all liabilities arising under the Prior Plan to former ComStream employees terminated on or prior to the date of execution of this Agreement.

                                      ARTICLE VI


                                  COVENANTS OF SPAR

          Spar covenants and agrees as follows:

          6.1    ACCESS.  Subject to the confidentiality provisions of
Section 7.1 hereof, prior to the Closing, Spar will, and will cause the Company to, give Buyer and its representatives, employees, counsel and accountants reasonable access and upon reasonable advance notice, to the personnel, properties and Records of the Company; PROVIDED, HOWEVER, that such access does not unreasonably disrupt the normal operations of the Company.

          6.2 INTERIM OPERATIONS. Except as set forth on Schedule 3.13 or as otherwise contemplated by this Agreement or consented to or approved by Buyer in writing, Spar covenants and agrees that from the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Article XIII hereof, the Company:

                 (a) shall be operated in the ordinary and usual course, consistent with the management practices in effect on the Interim Date, including, that the Company (i) shall not sell, transfer, mortgage or otherwise dispose of, or encumber, any of the assets of the Company, other than in the ordinary course of business, consistent with existing practice, (ii) shall not make or become obligated to make any capital expenditures or enter into any commitments therefor, except in the ordinary course of business, consistent with existing practice, (iii) shall not change in any way its accounting policies or practices from those in effect on the Interim Date; (iv) shall continue to satisfy its accounts payable and collect its accounts receivable in accordance with past practices; and (v) shall not incur or pay any Spar management fees or pay interest to Spar.

                 (b) shall not amend the Certificate of Incorporation or Bylaws of Holdings or any Subsidiary;

                 (c) shall use commercially reasonable efforts to preserve intact its business organization and to preserve the goodwill of those having business relationships with the Company;

                 (d) shall not authorize for issuance, issue, sell or deliver any shares of capital stock or any other securities or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities or enter into any arrangement or contract with respect to the purchase or voting of any shares of capital stock, or adjust, split, combine or reclassify its capital stock or other securities, or make any other changes in its capital structure;

                 (e) shall not declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of their capital stock;

                 (f) except as may be required to comply with applicable law, shall not (i) adopt or amend any existing bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any present or former director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including without limitation the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or take any action or grant any benefit not expressly required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the forgoing, or (ii) make any loan to, or otherwise extend credit to, any employee, officer, director or shareholder of the Company, and on the Closing Date, no such loans to employees, officers, directors or shareholders shall be outstanding, except pursuant to and under any employee pension benefit plan, computer loans, or advances made in the ordinary course of business; and

                 (g) shall terminate no employees without cause or the Buyer's consent.

          6.3 INSURANCE. Spar shall keep, or cause to be kept, all insurance policies presently maintained relating to the Company and its properties, or replacements therefor, in full force and effect through the close of business on the Closing Date. Schedule 6.3 sets forth all the insurance policies presently owned and maintained by the Company. Any and all additional insurance policies presently maintained relating to the Company are maintained by Spar and described on Schedule 6.3. Neither Buyer nor the Company will have any rights under any such Spar insurance policies from and after the Closing Date; provided that Spar shall take such actions as are necessary to seek recovery by the Company of insurable Losses under Article X hereof.

          6.4 RESIGNATIONS; USE OF COMSTREAM NAME. On the Closing Date, Spar shall cause to be delivered to Buyer duly signed resignations, effective immediately after the Closing, of all directors of Holdings and each Subsidiary, and shall take such other action as is necessary to accomplish the foregoing.
On the Closing Date, or as promptly as practicable thereafter, Spar shall cause the name "ComStream" to be deleted from any subsidiaries or Affiliates of Spar.

          6.5 INTERCOMPANY PAYABLES; OTHER AMOUNTS. Before the Closing Date, Spar shall, to the extent feasible, cause Holdings and each Subsidiary to settle all current intercompany payables and receivables between Spar and Holdings and such Subsidiary. Any such intercompany amounts not so settled by the Closing Date shall be paid within thirty (30) days of Closing. Spar agrees promptly to forward to Holdings any and all amounts due to the Company that are received by Spar after the Closing Date.

                                     ARTICLE VII


                                  COVENANTS OF BUYER

          Buyer covenants and agrees as follows:

          7.1 CONFIDENTIALITY. Buyer acknowledges that the information heretofore and hereafter provided to it by Spar is subject to the terms of a confidentiality agreement between Buyer and Spar (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate; provided, however, that Buyer acknowledges that the Confidentiality Agreement will terminate only with respect to information relating solely to Holdings and the Subsidiaries; and provided further, however, that Buyer acknowledges that any and all other information provided to it by Spar or Spar's representatives concerning Spar shall remain subject to the terms and conditions of the Confidentiality Agreement after the date of the Closing. Except as required by applicable law, Spar covenants and agrees to keep confidential and not to disclose any material non-public information regarding the Company after the Closing as if subject itself to the Confidentiality Agreement.

          7.2 INTERCOMPANY PAYABLES; OTHER AMOUNTS. On the Closing Date, Buyer shall, to the extent feasible, cause the Company to settle all current intercompany payables and receivables between Spar and the Company. To the extent any such intercompany amounts remain unsettled as of the time of Closing, Buyer shall cause the Company to pay such amounts as promptly as practicable and in no event later than thirty (30) days after Closing. Buyer agrees to promptly forward or cause to be forwarded to Spar any and all amounts due to Spar that are received by Buyer or the Company after the Closing Date.

          7.3 CAPITAL STRUCTURE. As of the Interim Date and until the Closing Date, Buyer shall not authorize for issuance, issue, sell or deliver any shares of capital stock or any other securities or issue any securities convertible into or exchangeable for, or options (except for employee stock options), warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities or enter into any arrangement or contract with respect to the purchase or voting of any shares of capital stock, or adjust, split, combine or reclassify its capital stock or other securities, or make any other purchase or voting of any shares of capital stock, changes in its capital structure.

                                     ARTICLE VIII


                           CONDITIONS PRECEDENT TO CLOSING

          8.1 MUTUAL CONDITIONS. The obligation of each party to effect the transactions contemplated hereby shall be subject to fulfillment, at or prior to the Closing, of each of the following conditions:

                 (a) There shall be no claim, action, suit, injunction, order, investigation or other proceeding pending or threatened before any court or Governmental Authority which restrains or prohibits the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

                 (b) The waiting period under the HSR Act and the Exon-Florio Act, if applicable to the purchase and sale of the Shares, shall have expired or been terminated.

          8.2 BUYER'S CONDITIONS. The obligations of Buyer to purchase and pay for the Shares are subject to fulfillment (or written waiver by Buyer) as of the Closing of each of the following conditions:

                 (a) The representations and warranties of Spar made in this Agreement shall be true and correct in all material respects as of the date hereof and, except as specifically contemplated by this Agreement, on and as of the Closing Date, as though made on and as of the Closing Date; and Spar shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Spar by the time of the Closing; and Spar shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of Spar confirming the foregoing. The conditions in this Section 8.2(a) shall not be deemed unsatisfied solely because any one or more of the following events, changes or developments affecting the representations and warranties shall have occurred after the date hereof and such events, changes or developments have or could reasonably be expected to have a Material Adverse Effect:

                    (i) changes to contracts (or amendments to contracts) with respect to which the Buyer has given its consent;

                    (ii) failure or inability by the Company to acquire new customers or prospective orders, including, without limiting the generality of the foregoing, the failure or inability to execute (a) contracts and agreements currently under discussion or negotiation or (b) contracts and agreements with respect to which Buyer refuses to give its consent;

                    (iii) changes in general market conditions related to the business of the Company, including, without limiting the generality of the foregoing, the entry of new competitors into the market related to the business or the expansion of existing competitors within such markets;

                    (iv) delays in product shipments due to changes or delays in the needs of customers in the ordinary course of business;

                    (v) delays in the delivery of materials from suppliers in the ordinary course of business;

                    (vi) loss of customers due to a pre-existing competitive relationship between the customer and Buyer; and

                    (vii) delays in the design or implementation process of products in the ordinary course of business;

                 (b) Buyer shall have received opinions dated the Closing Date of Gibson, Dunn & Crutcher LLP and Borden & Elliot, as to matters customary in stock purchase transactions, which opinions shall be in form and substance reasonably satisfactory to Buyer.

                 (c) Buyer shall have received a certified copy of the duly adopted resolutions of the Board of Directors of Spar authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby.

                 (d) Buyer shall have received an incumbency certificate with respect to all parties executing on behalf of Spar this Agreement or any of the documents relating to the transactions contemplated hereby.

                 (e) All third party consents (including those set forth on Schedule 3.9), terminations, approvals, permits and authorizations required to be obtained by Spar, Holdings or the Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, and Spar, Holdings or the Subsidiaries shall have delivered to Buyer evidence thereof that is reasonably satisfactory to Buyer.

                 (f) All of the Company's indebtedness to Spar and its Affiliates or to the Bank of Nova Scotia or any other institutional lender (collectively, "Lenders") shall have been eliminated without the recognition of income in excess of available net operating losses of the Company for federal or state income tax purposes, and Spar shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of Spar confirming the foregoing.

                 (g) Buyer shall have received from Spar a certificate of Holdings to the effect that the Shares do not constitute a U.S. real property interest within the meaning of Treasury Regulations Section 1.897-2(h).

          8.3 SPAR'S CONDITIONS. The obligations of Spar to sell and deliver the Shares to Buyer are subject to fulfillment (or written waiver by Spar) as of the Closing of each of the following conditions:

                 (a) The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof and, except as specifically contemplated by this Agreement, on and as of the Closing Date, as though made on and as of the Closing Date, and Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to Spar a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

                 (b) Spar shall have received an opinion dated the Closing Date of Dorsey & Whitney, counsel to Buyer, as to the customary in stock purchase transactions, which opinion shall be reasonably satisfactory in form and substance to Spar.

                 (c) Spar shall have received a certified copy of the duly adopted resolutions of the Board of Directors of Buyer authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby.

                 (d) Spar shall have received an incumbency certificate with respect to all parties executing on behalf of Buyer this Agreement or any of the documents relating to the transactions contemplated hereby.

                 (e) Except as set forth on Schedule 8.3, any and all support agreements, lines of credit, guarantees, letters of credit and similar instruments issued or guaranteed by Spar relating to the business of the Company shall be canceled or terminated by the Closing.

                    (i) The Buyer shall on Closing deliver to Spar a standby or replacement letter of credit from a financial institution reasonably acceptable to Spar in an amount at least equal to the amount of the non-NSI letters of credit set forth on Schedule 8.3 and on terms reasonably acceptable to Spar to secure the obligations of the Buyer.

                    (ii) The Buyer shall use its best efforts to immediately following the Closing (a) replace each of the non-NSI letters of credit identified on Schedule 8.3 with a replacement letter of credit acceptable to the beneficiaries thereof on the same terms as those contained in such letter of credit (or terms otherwise acceptable to the beneficiary) and (b) cause the non-NSI letters of credit to be canceled and returned to Spar upon delivery to the beneficiary of the said replacement letter of credit.

                    (iii) The Buyer shall reimburse Spar on demand for any costs incurred by Spar in maintaining each non-NSI letter of credit for the period following the Closing and shall indemnify and hold harmless Spar from and against any losses suffered or incurred by Spar as a result of or arising out of any payment made or obligation incurred under any of the non-NSI letters of credit except any loss which results from any breach or default of the Company or Spar prior to Closing of its obligations to the applicable beneficiary. Spar shall reimburse the Company on demand for any costs incurred by the Company in maintaining each NSI letter of credit identified on Schedule 8.3 and Buyer agrees to cause the Company to maintain such letters of credit until their expiration (or expiration of required replacement letter of credit).

                 (f) All third party consents (including those set forth on Schedule 3.9), terminations, approvals, permits and authorizations required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, and Buyer shall have delivered to Spar evidence thereof that is reasonably satisfactory to Spar.

                                      ARTICLE IX


                               EMPLOYEE BENEFIT MATTERS

          9.1    EMPLOYMENT.

                 (a) Effective as of the Closing, each employee of Holdings or the Subsidiaries who is an employee of Holdings or a Subsidiary immediately prior to the Closing shall continue to be employed by Holdings or the Subsidiaries, as appropriate (or may be transferred to one of their Affiliates), PROVIDED, HOWEVER, that any such continued employment shall not be construed to limit the ability of the Buyer, Holdings, the Subsidiaries or their Affiliates to terminate any such employee at any time for any reason. Each employee who remains an employee of Holdings or the Subsidiaries as of the Closing shall be a "Company Employee" for purposes of this Agreement until such time as such employee is terminated by Company. Employment of Company Employees after the Closing shall be subject to all of the Company's policies and practices as the same may be amended from time to time on or after the Closing Date, including the policy of employment-at-will.

                 (b) In the event of termination of any Company Employees after Closing, Buyer agrees to cause the Company to pay in full all severance obligations of the Company as in force as of the Closing Date, giving full credit for all service with the Company both before and after the Closing Date.

                 (c) Buyer assumes all obligations and liabilities, if any, under the WARN Act arising out of the transactions contemplated by this Agreement. Buyer also agrees to comply with the terms of the WARN Act following the Closing Date.

                 (d) Nothing contained herein, whether expressed or implied, is intended to confer upon any Company Employee or their legal representatives, any rights or remedies, including, without limitation, any rights of employment for any period of any nature or kind whatsoever under or by reason of this Agreement.

                 (e) For a period of two (2) years from and after the Closing Date, Spar will not without Buyer's consent, which consent shall not be unreasonably withheld, solicit Company Employees for employment.

          9.2    BENEFITS.

                 (a) IN GENERAL. On and after the Closing Date, Buyer shall provide Company Employees with the employee benefits generally provided to other employees of the Buyer, subject to the terms of the Buyer's plans.

                 (b) WELFARE BENEFIT PLANS. Buyer will grant for purposes of vacation and all welfare benefit plans (as defined in Employee Retirement Income Security Act of 1974, as amended), except its retiree medical plan (if any), past service credit to all Company Employees for all periods of time credited to such Company Employees under the Company's welfare benefit plans. With respect to Buyer Benefit Plans that provide medical or dental benefits after the Closing Date, such plans shall waive any exclusions or limitations with respect to pre-existing conditions, and actively-at-work exclusions and shall provide that any expenses incurred on or before the Closing Date shall be taken into account under such Buyer Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

                 (c) DEFINED CONTRIBUTION PENSION PLAN. Buyer shall take whatever action is necessary, including amendment of its defined contribution pension plan, to grant to each Company Employee past service credit for all purposes under Buyer's defined contribution pension plan for all periods of service credited to each such Company Employee under the Company's Retirement Plan. Within ninety (90) days after the Closing Date, Spar shall provide to Buyer such information as the Buyer requires to establish the service for the Company Employees credited under Spar's defined contribution pension plan.

                                      ARTICLE X


                                   INDEMNIFICATION

          10.1 INDEMNIFICATION BY SPAR. Subject to the terms and conditions of this Article X, Spar shall indemnify Buyer, its Affiliates (including the Company) and each of their respective officers, directors, employees and agents against, and hold them harmless from, any Losses suffered or incurred by any such Indemnified Person to the extent arising from, (a) if the Closing occurs, any breach of any representation or warranty (both of which for the purposes of determining Losses for indemnification purposes shall exclude any materiality and knowledge qualifiers contained therein) of Spar contained in this Agreement or in any certificate, instrument or other document delivered pursuant hereto or
(b) any breach of any covenant of Spar contained in this

Agreement requiring performance after the Closing Date, (c) other than as set forth on the Balance Sheet or as contemplated by Section 3.10(b), any liability or financial obligation of any nature, whether known or unknown or fixed or contingent in nature, relating to the business and operations of Holdings and the Subsidiaries prior to the Closing Date or (d) any Losses arising from
(i) the lawsuit captioned South Texas Electronics Co. v. ComStream Corporation,
(ii) the ownership, operation or sale of ComStream's Components division to Rockwell Semiconductor Systems, Inc., (iii) the ownership, operation or sale of ComStream's Satellite Global Access Division to NSI Network Sciences International Ltd. including without limitation all claims of Axio International (Hong Kong) Limited, (iv) Spar's obligations under Section 5.5 and 5.6 or
(v) that certain SGA Business and Technology Non-Competition Agreement dated April 16, 1998 between ComStream Corporation and NSI Network Sciences International Ltd. as the same may be applied in respect of activities of Buyer and its Affiliates (except the Company); PROVIDED, HOWEVER, that Spar shall not have any liability under Sections 10.1(a), (b), (c) or Section 10.3 unless the aggregate of all Losses relating thereto for which Spar would, but for this provision, be liable exceeds on a cumulative basis an amount equal to $2,500,000 (and then only to the extent of any such excess) and PROVIDED, FURTHER, that Spar's aggregate liability pursuant to Sections 10.1(a), (b), (c) or
Section 10.3 shall not exceed amount of the Convertible Note and PROVIDED, FURTHER, that Spar's liability pursuant to this Section 10.1 shall first be offset by any outstanding principal and interest owed Spar under the Convertible Note and in the event that the Convertible Note has been converted into equity, Spar's liability pursuant to this Section 10.1 shall be satisfied by Spar's transfer of shares of the Buyer's Common Stock to Buyer.

          10.2   INDEMNIFICATION BY BUYER; RECOVERIES.

                 (a)       Subject to the terms and conditions of this
Article X, Buyer shall, and shall cause the Company, jointly and severally, to, indemnify Spar and each of its Affiliates, officers, directors, employees and agents against, and hold them harmless from, any Losses suffered or incurred by any such Indemnified Person (other than any relating to Taxes, for which indemnification provisions are set forth in Section 10.3) to the extent arising from, (a) if the Closing occurs, any breach of any representation or warranty (both of which for the purposes of determining Losses for indemnification purposes shall exclude any materiality and knowledge qualifiers contained therein) of Buyer contained in this Agreement or in any certificate, instrument or other document delivered pursuant hereto or (b) any breach of any covenant of Buyer contained in this Agreement requiring performance after the Closing Date or (c) any liability or financial obligation of any nature, whether known or unknown or fixed or contingent in nature, relating to the business and operations of the Company on or after the Closing Date (including, without limitation, any loss related in any manner to employment decisions or terminations by the Company after the Closing).

                 (b) The Company shall pay to Spar all amounts received with respect to the items set forth in Section 10.1(d) above.

          10.3   TAX INDEMNIFICATION.

                 (a)       Subject to the terms and conditions of this
Article X, Spar shall indemnify Buyer and its Affiliates (including the Company) and each of their respective officers, directors, employees and agents and hold them harmless from (i) all liability for Taxes of the Company incurred during the Pre-Closing Tax Period (as defined in Section 10.3(b)) and (ii) all liability for reasonable legal fees and expenses incurred with respect to any item indemnified pursuant to clause (i).

                 (b) For purposes of this Agreement, "Pre-Closing Tax Period" shall mean any Tax period ending prior to or on the Closing Date (including, as defined below, any Short Period or Apportioned Short Period). In order to appropriately apportion any Taxes relating to a period that includes (but that would not, but for this Section, close on) the Closing Date, Spar and the Buyer will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to treat for all purposes the Closing Date as the last day of a Tax period of Holdings and the Subsidiaries, and such period shall be treated as a "Short Period." In any case where applicable law does not permit Holdings and the Subsidiaries to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of Taxes attributable to the operations of Holdings and the Subsidiaries for an Apportioned Short Period (as defined below) shall be (i) in the case of Taxes that are not based on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Apportioned Short Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the Apportioned Short Period, if such Period were a Short Period. "Apportioned Short Period" means with respect to any Taxes imposed on Holdings and the Subsidiaries on a periodic basis for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual Tax period in question that includes (but does not end on) the Closing Date and ending on and including the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of Holdings and the Subsidiaries.

                 (c) Buyer agrees to indemnify Spar and its Affiliates for any additional Tax owed by Spar and its Affiliates resulting from any transaction initiated by the Company or Buyer not in the ordinary course of business occurring on the Closing Date after Buyer's purchase of the Common Stock of the Company.

                 (d) If a claim is made by the IRS that, if successful, might result in an indemnity payment to either Spar or Buyer pursuant to this
Section 10.3, the party against whom the claim is asserted and who would be entitled to receive an indemnity payment (the "Tax Indemnitee") shall promptly notify the party against whom indemnification is sought (the "Tax Indemnitor") in writing of such claim (a "Tax Claim"). If notice of a Tax Claim is not given to the Tax Indemnitor within a sufficient period of time to allow the Tax Indemnitor to effectively contest such Tax Claim taking into account the facts and circumstances with respect to such Tax Claim, the Tax Indemnitor shall not be liable to the Tax Indemnitee to the extent that the Tax Indemnitor's ability to effectively contest such Tax Claim is actually prejudiced as a result thereof.

                 (e) With respect to any Tax Claim, the Tax Indemnitor shall control all proceedings taken in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in its sole discretion (and at its sole cost and expense) pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any Governmental Authority with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. The Tax Indemnitee, and each of its Affiliates, shall cooperate with the Tax Indemnitor in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon the Tax Indemnitor's request) the provision to the Tax Indemnitor of Records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

                 (f) In no case shall the Tax Indemnitee settle or otherwise compromise any Tax Claim that might result in an indemnity payment without the Tax Indemnitor's prior written consent, which consent shall not be unreasonably withheld.

          10.4   LOSSES NET OF INSURANCE, ETC.

                 (a) The amount of any Loss or Tax for which indemnification is provided under this Article X shall be net of any (i) any related reserves (excluding reserves related to SGA), (ii) any Tax refund or Tax benefit item not reflected on the Balance Sheet that is payable to the Company and (iii) all amounts recovered or recoverable by the Indemnified Person under insurance policies with respect to such Loss or Tax and shall be (x) increased to take account of any net actual Tax cost incurred by the Indemnified Person arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (y) reduced to take account of any actual net tax benefit realized by the Indemnified Person arising from the incurrence or payment of any such Loss or Tax. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss or Tax.

                 (b) If the Indemnifying Person makes any payment under this Article X in respect of any Losses, the Indemnifying Person shall be subrogated, to the extent of such payment, to the rights of the Indemnified Person against any insurer or third party with respect to such Losses.

                 (c) Notwithstanding anything to the contrary elsewhere in this Agreement, no Indemnifying Person shall, in any event, be liable to the other party for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement.

                 (d) The parties hereto agree that the indemnification provisions of this Article X are intended to provide the exclusive remedy as to all Losses either may incur arising from, or relating to the transactions contemplated hereby and each party hereby waives, to the extent they may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation.

          10.5   PROCEDURES RELATING TO INDEMNIFICATION (OTHER THAN UNDER
SECTION 10.3).

                 (a) In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement (other than under Section 10.3) in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Person (a "Third Party Claim"), such Indemnified Person must notify the Indemnifying Person in writing, and in reasonable detail, of the Third Party Claim within 30 Business Days after receipt by such Indemnified Person of written notice of the Third Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure (except that the Indemnifying Person shall not be liable for any Losses incurred during the period in which the Indemnified Person failed to give such notice). Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, within five Business Days after the Indemnified Person's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third Party Claim.

                 (b) If a Third Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person. Should the Indemnifying Person so elect to assume the defense of a Third Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third Party Claim as provided above).

                 (c) If the Indemnifying Person chooses to defend or prosecute any Third Party Claim, all parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Person's request) the provision to the Indemnifying Person of Records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                 (d) Whether or not the Indemnifying Person shall have assumed the defense of a Third Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Person's prior written consent (which consent shall not be unreasonably withheld). All Tax Claims (as defined in
Section 10.3) shall be governed by Section 10.3.

                 (e) In order for Buyer to be entitled to any indemnification provided for in this Agreement in connection with the Satellite Global Access Division matter set forth on Section 10.1(d)(iii), Buyer shall first consult with Spar's representative and Spar shall, in its sole discretion, have the right to require the Company to exercise any applicable rights under that certain Irrevocable Letter of Credit by and between Royal Bank of Canada and NSI Communication Systems Inc. dated June 26, 1998, in lieu of indemnification by Spar. Buyer shall cause the Company to provide Spar's representative with office space at the Company's headquarters.

          10.6 SURVIVAL OF REPRESENTATIONS; TERMINATION OF INDEMNIFICATION. The representations, warranties and covenants in this Agreement and in any other document delivered in connection herewith shall survive the Closing for a period of fifteen (15) months (excluding the representations and warranties in Section 3.12, which shall expire at the Closing). The obligation to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of such fifteen
(15) month period, previously made a claim by delivering a written notice (stating in reasonable detail the basis of such claim) to the Indemnifying Person. The obligations to indemnify and hold harmless a Person pursuant to
Section 10.1(d) shall survive the Closing indefinitely and pursuant to
Section 10.3 shall survive for the applicable statute of limitations.

                                      ARTICLE XI


                               COVENANT NOT TO COMPETE

          11.1 COVENANT NOT TO COMPETE. Until three years after Closing Date, Spar covenants and agrees with Buyer that, it will not, either directly or indirectly itself or through a wholly or partially owned subsidiary, compete or engage in the design, manufacturing and marketing of satellite modems and earth stations, digital audio and data receivers, digital set top boxes and broadband PC receiver cards, as conducted by the Company as of the Closing Date throughout the world (the "Restricted Territory").

          11.2 CONSIDERATION. Spar acknowledges and agrees that it will receive a direct, material and substantial benefit from the consummation of the transactions contemplated by this Agreement and that such direct, material and substantial benefit is good and sufficient consideration to it for the performance of its obligations under this Article XI.

          11.3 REASONABLENESS OF COVENANT. Spar recognizes and acknowledges that the Covenant Not to Compete together with Spar's performance thereunder is necessary in order to protect and maintain the proprietary interests and other legitimate business interests of Buyer and to afford Buyer the benefit of its bargain under this Agreement and that such covenants are reasonable in all respects.

          11.4 SEPARATE COVENANTS. The parties intend for the covenants contained in this Article XI to comply with the provisions of the laws of each state in the United States and to be construed as a series of separate covenants, one for each city, county, market area or business area in the Restricted Territory, for each year. Except for geographic coverage, each such covenant shall be deemed identical in terms to the covenants contained herein.

          11.5 EQUITABLE RELIEF. The parties hereto agree that the obligations contained in this Article XI are of a special and unique character which gives them a peculiar value, and that Buyer may not be reasonably or adequately compensated in damages in an action at law in the event that Spar breaches such obligations. Spar therefore expressly agrees that Buyer shall be entitled to preliminary and permanent injunctive and other equitable relief to prevent a breach of said obligations, in addition to any other rights and remedies that Buyer may have.

                                     ARTICLE XII


                       CERTAIN CLOSING AND POST-CLOSING MATTERS

          12.1   TAX MATTERS.

                 (a) Other than income Tax Returns with respect to periods for which a unitary or combined income Tax Return of Spar will include the operations of Holdings and/or the Subsidiaries, Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of Holdings and the Subsidiaries for Tax periods ending prior to the Closing Date or for a Short Period (as defined in Section 10.3(b)) and which are due after the Closing Date. Buyer shall file such Tax Returns consistent with the manner in which Spar previously filed such Tax Returns and shall permit Spar to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Spar. Spar shall reimburse Buyer for

Taxes of Holdings and the Subsidiaries with respect to such periods within fifteen (15) business days after payment by Buyer, Holdings, or the Subsidiaries of such Taxes to the extent such Taxes are not accrued on the books of Holdings and the Subsidiaries on the Closing Date.

                 (b) Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Holdings and the Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. Spar shall pay to Buyer within fifteen (15) business days after the date on which Taxes are paid with respect to such period an amount equal to the portion of such Taxes which relates to the Apportioned Short Period (as defined and determined under Section 10.3(b)) to the extent such Taxes are not accrued on the books of Holdings and the Subsidiaries on the Closing Date.

                 (c) Spar, Buyer, Holdings and the Subsidiaries shall cooperate fully, as and to the extent requested by the other party, in connection with filing of Tax Returns pursuant to this Section 12.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Returns, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer shall cooperate fully as reasonably requested by Spar in connection with the filing of the unitary or combined Tax Return of Spar referred to in the first clause of Section 12.1(a) above.

                 (d) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Spar when due.

                 (e) Any Tax sharing agreement between Spar and the Company will be terminated as of the close of business on the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or any past year). Upon termination of any such Tax sharing agreement, Spar, Holdings and the Subsidiaries shall make any payments required under such agreement with respect to any Taxes covered by such agreement and accrued as of the close of business on the Closing Date.

          12.2 ACCESS TO FORMER BUSINESS RECORDS. For a period of five (5) years following the Closing, Buyer will retain all Records of Holdings and the Subsidiaries arising prior to the Closing in accordance with the Buyer's then existing records retention policies and/or procedures; provided, however, in the case of Records relating to Taxes and Tax Returns of Holdings and the Subsidiaries, the period shall be six (6) years or, if notified by Spar, until the termination of any applicable statute of limitations. During such period, Buyer will afford authorized representatives of Spar access to all of such Records at reasonable times and during normal business hours at the principal business office of Holdings, or at such other location or locations at which such Records may be stored or maintained from time to time, and will permit such representatives to make abstracts from, or copies of, any of such Records, or to obtain temporary possession of any thereof as may be reasonably required by Spar at Spar's sole cost and expense. During such period, Buyer will, at Spar's expense, cooperate with Spar in furnishing information, evidence, testimony, and other reasonable assistance in connection with any action, proceeding, or investigation relating to the business of Holdings prior to the Closing.

                                     ARTICLE XIII


                                     TERMINATION

          13.1 TERMINATION. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

                 (a)       by mutual written consent of Spar and Buyer;

                 (b) by Spar if any of the conditions set forth in Sections 8.1 or 8.3 shall have become incapable of fulfillment, and shall not have been waived by Spar;

                 (c) by Buyer if any of the conditions set forth in Sections 8.1 or 8.2 shall have become incapable of fulfillment, and shall not have been waived by Buyer; or

                 (d) by either party hereto, if the Closing does not occur on or prior to November 30, 1998, unless the delay is caused by the failure of Spar or Buyer to fulfill their respective obligations hereunder.

          13.2 NOTICE OF TERMINATION. In the event of termination by Spar or Buyer pursuant to this Article XIII, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

                 (a) Buyer shall promptly return all documents and copies and other material received directly or indirectly from Spar or the Company relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Spar; and

                 (b) all confidential information received by Buyer with respect to the businesses of Spar and the Company shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

          13.3 EFFECT OF TERMINATION. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this
Article XIII, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 7.1 relating to the obligation of Buyer to keep confidential certain information and data obtained by it,
(ii) Section 14.4 relating to certain expenses, (iii) Section 14.5 relating to attorneys' fees and expenses, (iv) Section 5.2 relating to publicity,
(v) Section 14.10 relating to finder's fees and broker's fees and (vi) this
Article XIII; provided, however, that if any party hereto willfully fails to perform its obligations herein or willfully neglects to perform acts that are necessary to the fulfillment of conditions hereof or willfully prevents the fulfillment of a condition hereof, the other party may seek any available legal and equitable remedies in addition to those provided herein.

                                     ARTICLE XIV


                                  GENERAL PROVISIONS

          14.1 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand or telecopied with electronic confirmation, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows:

                 (i)       if to Buyer:

                                        Radyne Corp.
                                        5225 South 37th Street
                                        Phoenix, Arizona  85040
                                        Attention:   Mr. Robert C. Fitting
                                        Fax:         (602) 437-4811

                      with a copy to:

                                        Dorsey & Whitney LLP
                                        250 Park Avenue
                                        New York, New York  10177
                                        Attention:   John B. Wade, III, Esq.
                                        Fax:         (212) 953-7201

                 (ii)      if to Spar:

                                        Spar Aerospace Limited
                                        121 King Street West, Suite 1800
                                        Toronto, Ontario M5H 4C2
                                        Canada
                                        Attention:   Sheldon Polansky
                                                     General Counsel
                                        Fax:         (416) 682-7631

                      with a copy to:

                                        Gibson, Dunn & Crutcher LLP
                                        Jamboree Center, 4 Park Plaza
                                        Irvine, California  92614-8557
                                        Attention:   Robert E. Dean, Esq.
                                        Fax:         (949) 475-4632

          14.2 ASSIGNMENT. This Agreement and the rights and obligations hereunder shall not be assignable or transferable (including by operation of law in connection with a merger, or sale of substantially all the assets, of Buyer) by Buyer prior to the Closing, without the prior written consent of Spar.

          14.3 NO THIRD-PARTY BENEFICIARIES. Except as provided in Article X as to Indemnified Persons, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

          14.4 EXPENSES. Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

          14.5 ATTORNEYS' FEES. Should any litigation be commenced concerning this Agreement or the rights and duties of any party with respect to it, the party prevailing shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for such party's attorneys' fees and expenses determined by the court in such litigation or in a separate action brought for that purpose.

          14.6 AMENDMENTS. No amendment to this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

          14.7 INTERPRETATION; EXHIBITS AND SCHEDULES. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning


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

or interpretation of this Agreement. Any matter disclosed in one Schedule hereto shall be deemed incorporated by reference into each other Schedule hereto and disclosed in each such Schedule. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement.

          14.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

          14.9 ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings relating to the subject matter hereof.

          14.10 FINDERS AND BROKERS. Spar represents and warrants that the only broker or finder that has acted for Spar in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof is BT Alex. Brown Incorporated and that Spar will pay all fees or commissions which may be payable to BT Alex. Brown Incorporated. Buyer represents and warrants that it has retained no such brokers or finders in connection with this Agreement or the transactions contemplated hereby and that no such party is entitled to any such fee or commission from Buyer in connection with this Agreement or the transactions contemplated hereby.

          14.11 SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

          14.12 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

          14.13 CONSENT TO JURISDICTION: FORUM SELECTION. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the Federal courts located in the County of Orange or the County of San Diego, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than those specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the Federal courts located in the County of Orange or the County of


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

San Diego, State of California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Section 14.1 of this Agreement for the giving of notice. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

          14.14 JURY WAIVER. SPAR AND BUYER EACH HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY MATTER IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE INSTRUMENTS TO BE EXECUTED IN CONNECTION HEREWITH.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                        SPAR AEROSPACE LIMITED


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------



                                        RADYNE CORP.


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


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